Exhibit 10.13

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

dated as of October 13, 2014

entered into by and among

VIAMET PHARMACEUTICALS HOLDINGS, LLC,

INNOCRIN PHARMACEUTICALS, INC.

and

Innocrin Pharmaceuticals Holdings, LLC

i

Schedules:

1.1(a)	Net Working Capital Sample Calculations
1.1(b)	Net Asset/Liability Balance
1.1(c)	SpinCo Assets
1.1(d)	SpinCo Intellectual Property
1.1(e)	Cash Amount
1.1(f)	SpinCo Contracts
1.1(g)	Viamet Assets
1.1(h)	Viamet Intellectual Property
1.1(i)	Viamet Contracts
1.1(j)	Consolidated Net Working Capital Accounts
1.1(k)	Innocrin Net Working Capital Accounts
2.8(a)	Intercompany Accounts
2.8(b)(ii)	Intercompany Agreements
3.2(e)	Consents

ii

Exhibits

Exhibit A	-	SpinCo A&R LLC Agreement
Exhibit B	-	Form of Collaboration License
Exhibit C	-	Form of Metallophile License
Exhibit D	-	Form of Transition Services Agreement
Exhibit E	-	Form of Employee Matters Agreement
Exhibit F	-	Form of Contribution Agreement
Exhibit G	-	Form of CYP51 License
Exhibit H	-	Form of Information Statement
Exhibit I	-	Form of Member Consent

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of October 13, 2014 (this “Agreement”), is entered into by and among Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“Viamet”), Innocrin Pharmaceuticals, Inc. (f/k/a Viamet Pharmaceuticals, Inc.), a Delaware corporation (“Innocrin”), and Innocrin Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“SpinCo”). Each of Viamet, SpinCo and Innocrin are sometimes referred to herein as a “Party,” and Viamet, SpinCo and Innocrin are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in ARTICLE 1 of this Agreement.

RECITALS

WHEREAS, the Board of Managers of Viamet (the “Viamet Board”) has determined that it is appropriate, desirable and in the best interests of Viamet and its members to separate Viamet into two independent companies, one for each of: (a) the Viamet Business, which shall continue to be owned and conducted, directly or indirectly by Viamet, and (b) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo (such separation, the “Separation”);

WHEREAS, in connection with the Separation, as promptly as practicable on the Closing Date, Viamet desires to contribute to SpinCo the Innocrin Shares (the “Contribution”);

WHEREAS, on the Closing Date immediately after the Contribution and prior to the Distribution, (a) the applicable Viamet Group Members will transfer all of their right, title and interest in and to the SpinCo Assets to the applicable SpinCo Group Members and (b) the applicable SpinCo Group Members will transfer all of their right, title and interest in and to the Viamet Assets to the applicable Viamet Group Members, in each case as more fully described in this Agreement and the Ancillary Documents (such transfers described in the foregoing clauses (a) and (b), the “Asset Transfers”);

WHEREAS, in connection with the Asset Transfers, on the Closing Date concurrent with the Asset Transfers, (a) the applicable Viamet Group Members will assume the Viamet Liabilities and (b) the applicable SpinCo Group Members will assume the SpinCo Liabilities, in each case as more fully described in this Agreement and the Ancillary Documents (such assumptions described in the foregoing clauses (a) and (b), the “Liability Assumptions”);

WHEREAS, in connection with the Separation, on the Closing Date after the Contribution and prior to the Distribution, Viamet and SpinCo desire to (a) modify SpinCo’s capital structure to consist of Series 1 Preferred Shares, Series 2 Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C1 Preferred Shares, Series C2 Preferred Shares, Series C3 Preferred Shares, Common A Shares, Common B Shares and Common C Shares, in each case of SpinCo (collectively, the “SpinCo Shares”) and (b) adopt certain governance and other rights and restrictions governing its members, in each case pursuant to an amended and restated limited liability company agreement in the form of Exhibit A (such amended and restated limited liability company agreement, the “SpinCo A&R LLC Agreement,” and such transactions, the “Recapitalization”);

WHEREAS, in connection with the Separation, on the Closing Date after the Contribution and prior to the Distribution, the Parties intend to enter into a License Agreement in the form of Exhibit B (the “Collaboration License”), a Metallophile Technology License Agreement in the form of Exhibit C (the “Metallophile License”) and a CYP51 License Agreement in the form of Exhibit G (the “CYP51 License” and, collectively with the Collaboration License and the Metallophile License, the “License Agreements”);

WHEREAS, in connection with the Separation, on the Closing Date after the Contribution and prior to the Distribution, the Parties intend to enter into a Transition Services Agreement in the form of Exhibit D (the “Transition Services Agreement”);

WHEREAS, in connection with the Separation, on the Closing Date prior to the Distribution, the Parties intend to enter into an Employee Matters Agreement in the form of Exhibit E (the “Employee Matters Agreement”);

WHEREAS, on the Distribution Date after the Contribution, the Asset Transfers, the entering into of the License Agreements, Transition Services Agreement and Employee Matters Agreement, and the Recapitalization, Viamet intends to distribute (a) SpinCo Series 1 Preferred Shares to the holders of Viamet Series 1 Preferred Shares, (b) SpinCo Series 2 Preferred Shares to the holders of Viamet Series 2 Preferred Shares, (c) SpinCo Series A Preferred Shares to the holders of Viamet Series A Preferred Shares, (d) SpinCo Series B Preferred Shares to the holders of Viamet Series B Preferred Shares, (e) SpinCo Series C1 Preferred Shares to the holders of Viamet Series C1 Preferred Shares, (f) SpinCo Series C2 Preferred Shares to the holders of Viamet Series C2 Preferred Shares, (g) SpinCo Series C3 Preferred Shares to the holders of Viamet Series C3 Preferred Shares, (h) SpinCo Common A Shares to the holders of Viamet Common A Shares, (i) SpinCo Common B Shares to the holders of Viamet Common B Shares and (j) SpinCo Common C Shares to the holders of Viamet Common C Shares, in a transaction that is intended to qualify as a distribution under Section 731 of the Code (the “Distribution”); and

WHEREAS, it is appropriate and desirable to set forth certain transactions required to effect the Separation, the Contribution, the Recapitalization, the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the relationship of Viamet, SpinCo and their respective Subsidiaries following the Separation and the Distribution.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“AAA” means the American Arbitration Association.

“access” has the meaning set forth in Section 5.3(b).

“Action” means any action, claim, demand, suit, arbitration, mediation, inquiry, audit, hearing, proceeding or investigation by or before any Governmental Authority.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. It is expressly agreed that, from and after the Distribution, solely for purposes of this Agreement (a) no SpinCo Group Member shall be deemed to be an Affiliate of any Viamet Group Member and (b) no Viamet Group Member shall be deemed to be an Affiliate of any SpinCo Group Member.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means each of the Contribution Agreement, the SpinCo A&R LLC Agreement, the License Agreements, the Transition Services Agreement and the Employee Matters Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto.

“Antifungal Subs” means VPS-1, Inc., a Delaware corporation, VPS-2, Inc., a Delaware corporation and VPS-3, Inc., a Delaware corporation, collectively.

“Asset Transfer Closing” has the meaning set forth in Section 2.4(b).

“Asset Transfers” has the meaning set forth in the Recitals to this Agreement.

“Assets” means assets, properties, Permits, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“BPE” means BPE J1 Limited, a Jersey private limited company.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by Law to close.

“Cash Amount” means an amount equal to (i) the product of Consolidated Net Working Capital multiplied by forty percent (40%) minus (ii) the Innocrin Net Working Capital. A true and correct calculation, as of August 31, 2014, of the Cash Amount is set forth as Schedule 1.1(e).

“Cash and Cash Equivalents” has the meaning set forth in the definition of “SpinCo Assets” set forth herein.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Claimed Amount” has the meaning set forth in Section 7.3(a).

“Closing Date” means October 13, 2014.

“Collaboration License” has the meaning set forth in the Recitals to this Agreement.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Consolidated Net Working Capital” means the consolidated net working capital of Viamet and its Subsidiaries (which for purposes of this definition shall include the SpinCo Group) as of the Deemed Separation Date, determined in accordance with the methodology set forth in Schedule 1.1(j). A true and correct calculation of the Innocrin Net Working Capital as of August 31, 2014 is set forth in Schedule 1.1(a).

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution” has the meaning set forth in the Recitals to this Agreement.

“Contribution Agreement” means that certain Contribution Agreement to be entered into by and between Viamet and SpinCo at the Contribution Closing in the form attached hereto as Exhibit F.

“Contribution Closing” has the meaning set forth in Section 2.4(a).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests or by contract.

“Controlling Party” has the meaning set forth in Section 7.3(d)(ii).

“CYP51 License Agreement” has the meaning set forth in the Recitals to this Agreement.

“Damages” means all losses, claims, demands, damages, Liabilities, Taxes, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, Liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

“DAS Agreement” means the Option, Research Collaboration, and License Agreement, dated as of November 1, 2010, by and between Innocrin and Dow AgroSciences LLC, as amended from time to time.

“Deemed Separation Date” means the last day of the calendar month immediately preceding the month in which the Closing Date occurs.

“DGCL” means General Corporation Law of the State of Delaware.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Employee” has the meaning set forth in the Employee Matters Agreement.

“Employee Matters Agreement” has the meaning set forth in the Recitals to this Agreement.

“Estimated Cash Amount” means an estimate of the Cash Amount, as determined by Viamet on or prior to the Closing Date.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable securities exchange or self-regulatory organization.

“Group” means either the Viamet Group or the SpinCo Group, as the context requires.

“Group Member” means either a Viamet Group Member or a SpinCo Group Member, as the context requires.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnified Tax Liabilities” means any and all Liabilities of the Viamet Group for Taxes that are imposed on the Viamet Group (A) on or before the Distribution with respect to the operations of the SpinCo Group prior to the Distribution, and (B) with respect to the operations of the Viamet Group, other than SpinCo Liabilities.

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Innocrin” has the meaning set forth in the preamble to this Agreement

“Innocrin Net Working Capital” means an amount equal to the sum of (i) the working capital of the SpinCo Group as of the Deemed Separation Date, determined in accordance with the methodology set forth in Schedule 1.1(k) plus (ii) the Net Asset/Liability Balance plus (iii) any Net Receivable minus (iv) any Net Payable. A true and correct calculation of the Innocrin Net Working Capital as of August 31, 2014 is set forth in Schedule 1.1(a).

“Innocrin Shares” means all shares of capital stock of Innocrin issued and outstanding immediately prior to the Contribution Closing.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign (a) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor, (b) Trademarks, (c) copyrights and copyrightable subject matter and all applications and registrations therefor, and (d) any and all trade secrets, confidential data and technical information, including practices, techniques, methods, processes, schematics, business methods, inventions, developments, specifications, formulations, manufacturing processes, structures, chemical or biological manufacturing control data, databases and other compilations of information, computer software and systems, middleware, user interface, source code, object code, algorithms, analytical and quality control information and procedures, pharmacological, toxicological and clinical test data and results, stability data, studies and procedures and regulatory information.

“Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including the common law.

“Liabilities” means debts, liabilities, guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including any of the foregoing arising out of (a) any Contract or tort based on negligence or strict liability or (b) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liability Assumptions” has the meaning set forth in the Recitals to this Agreement.

“License Agreements” has the meaning set forth in the Recitals to this Agreement.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Metallophile License” has the meaning set forth in the Recitals to this Agreement.

“Non-controlling Party” has the meaning set forth in Section 7.3(d)(ii).

“Net Asset/Liability Balance” means an amount, which may be a positive or negative number, equal to (i) the value of all Viamet Assets transferred from the SpinCo Group to the Viamet Group in the Asset Transfers minus (ii) the value of all Viamet Liabilities transferred from the SpinCo Group and assumed by the Viamet Group in the Liability Assumptions, in each case (x) measured as of the Deemed Separation Date and (y) excluding any amounts included in Schedule 1.1(j). A true and correct calculation of the Net Asset/Liability Balance as of August 31, 2014 is set forth as Schedule 1.1(b).

“Net Payable” has the meaning set forth in Section 2.8(a).

“Net Receivable” has the meaning set forth in Section 2.8(a).

“Neutral Accountant” means a nationally-recognized certified public accounting firm mutually agreed upon by Viamet and SpinCo. If Viamet and SpinCo cannot agree on a nationally recognized certified public accounting firm to serve as the Neutral Accountant within ten (10) days after either Party notifies the other of its intent to submit such dispute to the Neutral Accountant, then the Neutral Accountant shall be selected by AAA.

“Non-Party Affiliates” has the meaning set forth in Section 7.6.

“Objection Date” has the meaning set forth in Section 2.11(a).

“Objection Deadline Date” has the meaning set forth in Section 2.11(a).

“Objection Notice” has the meaning set forth in Section 2.11(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permit” means any license, permit, franchise, approval, consent, registration or authorization issued by any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Authority.

“Personal Property” means all personal property, including networking equipment, computer hardware and related equipment, tools, motor vehicles, office equipment, supplies, spare parts, furniture, furnishings, fixtures, leasehold improvements and all other tangible personal property, but excluding the Assets listed or described on Schedule 1.1(c), the SpinCo Books and Records and all inventories of chemical compounds used exclusively in the SpinCo Business.

“Possessor” has the meaning set forth in Section 5.3(b).

“Post-Distribution Financing” means any public or private financing (or refinancing) undertaken by either Party or their respective Group Members, or a secondary offering of the securities of either Party or their respective Group Members by the shareholders or members of such Party or Group Members, following the Distribution Date, whether by means of a syndicated or unsyndicated commercial loan or a public or private offering of debt, equity or other securities.

“Preliminary Cash Amount” has the meaning set forth in Section 2.11(a).

“Recapitalization” has the meaning set forth in the Recitals to this Agreement.

“Recapitalization Closing” has the meaning set forth in Section 2.4(c).

“Record Date” means the close of business on the date to be determined by the Viamet Board as the record date for determining the members of Viamet entitled to receive SpinCo Shares pursuant to the Distribution.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Requestor” has the meaning set forth in Section 5.3(b).

“Required Disclosure” means a disclosure of Information that (a) a Party or one of its Group Members determines is required pursuant to applicable Law (including the rules and regulations of the SEC or any national securities exchange, including as the same may apply to the registration of any securities in connection with a proposed Post-Distribution Financing), (b) is demanded or requested pursuant to any legal process or (c) is made in response to any demand or request by a Governmental Authority (including any such disclosure to the extent reasonably necessary to respond to any written request or official comment from a Governmental Authority, such as in connection with responding to (i) comment letters from SEC in connection with a Post-Distribution Financing or otherwise or (ii) requests for information from the U.S. Food and Drug Administration).

“Restricted Information” has the meaning set forth in Section 5.3(b).

“Retention Period” has the meaning set forth in Section 5.4.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement for the purchase and sale of Viamet’s Series D Preferred Shares, by and among Viamet and the investors party thereto.

“Separation” has the meaning set forth in the Recitals to this Agreement.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo A&R LLC Agreement” has the meaning set forth in the Recitals to this Agreement.

“SpinCo Assets” means:

(a) all Assets that are expressly provided by the Employee Matters Agreement or Section 4.2 of the Transition Services Agreement as Assets to be assigned to or retained by, or allocated to, any SpinCo Group Member;

(b) the Assets listed or described on Schedule 1.1(c);

(c) the Intellectual Property listed or described on Schedule 1.1(d);

(d) the capital stock and other equity interests of Innocrin;

(e) all SpinCo Books and Records;

(f) all prepaid expenses, trade accounts and other accounts receivable that relate to a SpinCo Contract or otherwise relate exclusively to the SpinCo Business;

(g) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts, in each case net of outstanding or uncleared checks, drafts and wire transfers (collectively, “Cash and Cash Equivalents”) held by SpinCo or its Subsidiaries as of and after the Deemed Separation Date, excluding any deposit accounts included in the calculation of the Net Asset/Liability Balance;

(h) an amount in cash transferred from accounts held by the Viamet Group equal to the Estimated Cash Amount;

(i) the SpinCo Contracts;

(j) all inventories of chemical compounds used exclusively in the SpinCo Business; and

(k) all other Assets that are determined by Viamet, in good faith, to be exclusively related to or used or held for use exclusively in connection with the business or operations of the SpinCo Business; provided that this clause (k) shall not apply to any Intellectual Property.

Notwithstanding the foregoing, the SpinCo Assets shall not include any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Documents (or the Schedules hereto or thereto) as Assets to be retained by or transferred to any Viamet Group Member.

“SpinCo Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, certificates of formation,

limited liability company agreements, and bylaws or comparable constitutive documents, records of membership interest, unit or share issuances and related records of each SpinCo Group Member, (b) all books and records exclusively relating to (i) SpinCo Employees, (ii) the purchase of materials, supplies and services for the SpinCo Business and (iii) SpinCo Assets, (c) all files relating exclusively to any Action the Liability with respect to which is an SpinCo Liability and (d) all accounting, tax and other legal and business books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form, in each case only to the extent relating exclusively to the SpinCo Business. Notwithstanding the foregoing, “SpinCo Books and Records” shall not include any Tax Returns that relate solely to the Viamet Group.

“SpinCo Business” means the discovery, development and commercialization of (i) compounds, including but not limited to VT-464 or any derivatives, which target the inhibition of the metalloenzyme 17?-hydroxylase/17,20 lyase, for human or veterinary therapeutic, prophylactic, or diagnostic use and (ii) non-human anti-fungal agents pursuant to the terms of the DAS Agreement.

“SpinCo Contracts” means the following Contracts to which Viamet or any of its Subsidiaries (including, for purposes of this definition, the SpinCo Group) is a party or by which they or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Viamet or any of its Subsidiaries arising thereunder:

(a) any Contract that relates exclusively to the SpinCo Business; and

(b) any Contract set forth on Schedule 1.1(f).

“SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

“SpinCo Group” means SpinCo, Innocrin and each other Subsidiary of SpinCo formed after the date hereof.

“SpinCo Group Member” means any Person now or hereafter included in the SpinCo Group.

“SpinCo Indemnified Parties” has the meaning set forth in Section 7.2.

“SpinCo Liabilities” means:

(a) any and all Liabilities that are expressly contemplated by the Employee Matters Agreement as Liabilities to be retained or assumed by any SpinCo Group Member, and all agreements, obligations and Liabilities of any SpinCo Group Member under this Agreement, or any of the Ancillary Documents;

(b) any and all Liabilities relating to, arising out of or resulting from:

(i) any SpinCo Assets;

(ii) the conduct and operation of the SpinCo Business, at any time prior to, on or after the date hereof (including any such Liability relating to, arising out of or resulting from any act or failure to act by any Representative of any Viamet Group Member (whether or not such act or failure to act is or was within such Representative’s authority), but excluding any Liability under an invoice made out to a Viamet Group Member and dated prior to the Deemed Separation Date), in any such case whether occurring or arising before, on or after the date hereof;

(iii) the operation or conduct of any business conducted by any SpinCo Group Member at any time after the Distribution (including any such Liability relating to, arising out of or resulting from any act or failure to act by any Representative of any SpinCo Group Member (whether or not such act or failure to act is or was within such Representative’s authority));

(iv) any terminated, divested or discontinued businesses or operations of the SpinCo Business; and

(v) any Action to the extent relating to the SpinCo Group;

(c) the obligations related to any SpinCo Contract;

(d) Liabilities under any invoice made out to a SpinCo Group Member and dated as of or prior to the Deemed Separation Date and any other accounts payable owed by the SpinCo Group Members as of the Deemed Separation Date; and

(e) any and all Liabilities of the SpinCo Group for Taxes that are imposed on the SpinCo Group with respect to the operations of the SpinCo Group after the Distribution Date.

“SpinCo Shares” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that unless the context otherwise requires, references to Subsidiaries of Viamet shall not include SpinCo or any SpinCo Group Members.

“Tax” and “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, FinCEN Form 114.

“Third-Party Claim” has the meaning set forth in Section 7.3(d)(i).

“Trademark” means, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing.

“Transferred Employees” has the meaning set forth in the Employee Matters Agreement.

“Transition Services Agreement” has the meaning set forth in the Recitals to this Agreement.

“Viamet” has the meaning set forth in the preamble to this Agreement.

“Viamet Assets” means:

(a) all Assets that are expressly provided by the Employee Matters Agreement or Section 4.2 of the Transition Services Agreement as Assets to be assigned to or retained by, or allocated to, any Viamet Group Member;

(b) the Assets listed or described on Schedule 1.1(g);

(c) the Intellectual Property listed or described on Schedule 1.1(h) and all other Intellectual Property of Viamet and its Subsidiaries (treating for this purpose the SpinCo Group as Subsidiaries of Viamet prior to the Distribution), but excluding the Intellectual Property set forth on Schedule 1.1(d);

(d) the capital stock and other equity interests of each of Viamet’s Subsidiaries other than the SpinCo Group;

(e) the Viamet Books and Records;

(f) all Personal Property;

(g) all deposit accounts included in the calculation of the Net Asset/Liability Balance and all Cash and Cash Equivalents held by Viamet and its Subsidiaries (other than the SpinCo Group) as of the Distribution; excluding the amount set forth in clause (h) of the definition of SpinCo Assets;

(h) the Viamet Contracts;

(i) all security deposits related to the Viamet Contracts; and

(j) all other Assets of Viamet and its Subsidiaries (treating for this purpose the SpinCo Group as Subsidiaries of Viamet prior to the Distribution) that are not SpinCo Assets.

“Viamet Board” has the meaning set forth in the Recitals to this Agreement.

“Viamet Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the Viamet Group; (b) all books and records relating to (i) Transferred Employees, (ii) the purchase of materials, supplies and services for the Viamet Business, (iii) dealings with customers of the Viamet Business and (iv) Viamet Assets; (c) all files relating to any Action the Liability with respect to which is an Viamet Liability; and (d) all accounting and other legal and business books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form, in each case to the extent relating to the Viamet Business. Notwithstanding the foregoing, “Viamet Books and Records” shall not include (A) any Tax Returns that relate solely to any SpinCo Group Member or (B) the SpinCo Books and Records.

“Viamet Business” means the businesses or operations of the Viamet Group other than the SpinCo Business.

“Viamet Contracts” means the following Contracts to which Viamet or any of its Subsidiaries (including, for purposes of this definition, the SpinCo Group) is a party or by which they or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Viamet or any of its Subsidiaries arising thereunder:

(a) any Contract set forth on Schedule 1.1(i); and

(b) any other Contract that is not a SpinCo Contract.

“Viamet Group” means Viamet, the Antifungal Subs and each other Subsidiary of Viamet (other than SpinCo or any SpinCo Group Member).

“Viamet Group Member” means any Person now or hereafter included in the Viamet Group.

“Viamet Indemnified Parties” has the meaning set forth in Section 7.1.

“Viamet Liabilities” means:

(a) any and all Liabilities that are expressly contemplated by the Employee Matters Agreement as Liabilities to be retained or assumed by an Viamet Group Member, and all agreements and obligations of any Viamet Group Member under this Agreement or any of the Ancillary Documents;

(b) any and all Liabilities relating to, arising out of or resulting from any Viamet Assets;

(c) the obligations related to any Viamet Contract;

(d) Liabilities under any invoice made out to a Viamet Group Member and dated prior to the Deemed Separation Date; and

(e) any and all other Liabilities of Viamet and its Subsidiaries (treating for this purpose the SpinCo Group as Subsidiaries of Viamet prior to the Distribution) that are not SpinCo Liabilities.

“Viamet LLC Agreement” means the Limited Liability Company Agreement (Fourth Amended and Restated) of Viamet Pharmaceutical Holdings, LLC, dated as of October 13, 2014.

“Viamet Members” means the holders of Viamet Series 1 Preferred Shares, Viamet Series 2 Preferred Shares, Viamet Series A Preferred Shares, Viamet Series B Preferred Shares, Viamet Series C1 Preferred Shares, Viamet Series C2 Preferred Shares , Viamet Series C3 Preferred Shares, Viamet Common A Shares, Viamet Common B Shares and Viamet Common C Shares.

ARTICLE 2

THE SEPARATION

Section 2.1 Contribution. At the Contribution Closing, the Parties shall execute the Contribution Agreement and Viamet shall contribute, assign, transfer and convey to SpinCo, and SpinCo shall accept, the Innocrin Shares pursuant to the Contribution Agreement. Such contribution, assignment, transfer and conveyance shall be effective as of the Contribution Closing.

Section 2.2 Transfer of Assets, Assumption of Liabilities.

(a) Except to the extent otherwise provided in this Agreement or any Ancillary Document, at the Asset Transfer Closing, (i) Viamet shall (and Viamet shall cause each other Viamet Group Member to) assign, transfer and convey to the applicable SpinCo Group Members, and SpinCo shall (and SpinCo shall cause each other SpinCo Group Member to) receive and accept from the Viamet Group Members, all of the Viamet Group Members’ right, title and interest in and to the SpinCo Assets not already owned by the SpinCo Group and (ii) SpinCo shall (and SpinCo shall cause each other SpinCo Group Member to) assign, transfer and convey to the applicable Viamet Group Members, and Viamet shall (and Viamet shall cause each other Viamet Group Member to) receive and accept from the SpinCo Group Members, all of the SpinCo Group Members’ right, title and interest in and to the Viamet Assets not already owned by the Viamet Group. Such assignments, transfers and conveyances shall be deemed effective as of the Deemed Separation Date, or at such other times as may be provided in each respective Ancillary Document and shall be subject to the terms and conditions of this Agreement and any applicable Ancillary Document. Unless otherwise provided in any Ancillary Document or prohibited by the terms of such Asset or applicable Law, any Assets deemed to be assigned, transferred or conveyed as of or after the Deemed Separation Date shall be held for the use and benefit, and at the expense, of the Party to whom such Assets shall be assigned, transferred or conveyed pursuant to this Agreement during the period between the Deemed Separation Date and the Asset Transfer Closing.

(b) Except to the extent otherwise provided in this Agreement or any Ancillary Document, at the Asset Transfer Closing, (i) SpinCo shall (and SpinCo shall cause each other SpinCo Group Member to) assume and on a timely basis pay, perform, satisfy and discharge the SpinCo Liabilities in accordance with their respective terms and (ii) Viamet shall (and Viamet shall cause each other Viamet Group Member to) assume and on a timely basis pay, perform, satisfy and discharge the Viamet Liabilities in accordance with their respective terms. Such assumptions of SpinCo Liabilities and Viamet Liabilities shall be deemed effective as of the Deemed Separation Date, or at such other times as may be provided in each respective Ancillary Document and shall be subject to the terms and conditions of this Agreement and any applicable Ancillary Document. Unless otherwise provided in any Ancillary Document or prohibited by the terms of such Liability or applicable Law, any Liabilities deemed to be assumed as of or after the Deemed Separation Date shall be held for the account, and at the expense, of the Party by whom such Liability shall be assumed pursuant to this Agreement during the period between the Deemed Separation Date and the Asset Transfer Closing.

(c) Following the Distribution, if at any time or from time to time any Party (or Person in such Party’s respective Group) shall receive or otherwise possess any Asset or Liability, as applicable, that is allocated to any other Person pursuant to this Agreement or any Ancillary Document, such Party shall use its reasonable best efforts to promptly transfer, convey, accept or assume, or cause to be transferred, conveyed, accepted or assumed, such Asset or Liability, as applicable, to the Person so entitled thereto or responsible for the assumption thereof. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.2(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution.

Section 2.3 Recapitalization. At the Recapitalization Closing, Viamet and SpinCo shall execute the SpinCo A&R LLC Agreement pursuant to which Viamet’s membership interest in SpinCo shall be modified to consist of the SpinCo Shares. Such transactions, which constitute the Recapitalization, shall be effective as of the Recapitalization Closing.

Section 2.4 Closings.

(a) The consummation of the transactions contemplated by Section 2.1 (the “Contribution Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, as promptly as practicable on the Closing Date. In furtherance of the Contribution, at the Contribution Closing, (i) Viamet shall deliver to SpinCo a stock power duly executed by Viamet assigning to SpinCo the Innocrin Shares, accompanied by one or more stock certificates representing the Innocrin Shares and (ii) the parties shall execute and deliver to each other such agreements and other documents as, and to the extent, necessary or convenient to evidence the Contribution.

(b) The consummation of the transactions contemplated by Section 2.2 (the “Asset Transfer Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, immediately after the Contribution on the Closing Date. In furtherance of the Asset Transfers and Liability Assumptions, except to the extent otherwise provided in this Agreement or in any Ancillary Document, at the Asset Transfer Closing, the parties shall execute and deliver, and they shall cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver: (i) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or appropriate to evidence (x) the transfer, conveyance and assignment to SpinCo (or, as applicable, another SpinCo Group Member) of all of the Viamet Group Members’ right, title and interest in and to the SpinCo Assets and (y) the transfer, conveyance and assignment to Viamet (or, as applicable, another Viamet Group Member) of all of the SpinCo Group Members’ right, title and interest in and to the Viamet Assets, and (ii) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of (x) the SpinCo Liabilities by the SpinCo Group Members and (y) the Viamet Liabilities by the Viamet Group Members; provided that each of such conveyance documents described in clauses (i) and (ii) shall provide that in the event of any conflict between such conveyance documents and this Agreement, the provisions of this Agreement shall control.

(c) The consummation of the transactions contemplated by Section 2.3 (the “Recapitalization Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, after the Contribution and immediately prior to the Distribution on the Closing Date. In furtherance of the Recapitalization, at the Recapitalization Closing, (i) the Parties shall execute and deliver, and they shall cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver, such agreements and other documents as, and to the extent, necessary or convenient to evidence the Recapitalization and (ii) to the extent not executed and delivered prior thereto, the parties shall execute and deliver the Ancillary Documents.

Section 2.5 No Representations or Warranties. Each party hereto (on its behalf and on behalf of its Affiliates and Representatives) acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Document, (a) no Person makes any representation or warranty, express or implied, as to any SpinCo Asset, the SpinCo Shares, any SpinCo Liability, the SpinCo Business, any Viamet Asset, any Viamet Liability or the Viamet Business, including as to any Consent required in connection with, title to, value or freedom from any Liens of, or the absence of any defenses or right of setoff or freedom from counterclaim with respect to, the SpinCo Shares or any SpinCo Asset or any Viamet Asset, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any SpinCo Asset, the SpinCo Shares, any Viamet Asset or other thing of value upon the execution, delivery and filing hereof or thereof, (b) all SpinCo Assets, all Viamet Assets and the SpinCo Shares are being transferred on an “as is,” “where is” basis and (c) the intended transferee of any Asset shall bear the economic and legal risks that (i) any conveyance proves to be insufficient to vest in the transferee good and marketable title, free and clear of any Lien (provided that no SpinCo Group Member shall take any action after the Asset Transfer Closing that would cause any Viamet Asset to become subject to a Lien), (ii) any necessary Consents are not obtained or (iii) any requirements of Laws or judgments are not complied with. Each party hereto (on its behalf and on behalf of its Affiliates and Representatives) specifically acknowledges and agrees that (i) except for those representations and warranties expressly set forth in this Agreement or any Ancillary Document, it is not relying upon and has not relied upon any representations or warranties that may have been made by any Person in connection with the transactions contemplated by this Agreement or any Ancillary Document, and (ii) each other party hereto has specifically disclaimed, and hereby specifically disclaims, (x) any representation or warranty made by any Person in connection with the transactions contemplated by this Agreement or any Ancillary Document other than those expressly set forth in this Agreement or any Ancillary Document and (y) any obligation or duty to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement or any Ancillary Document. Each Party acknowledges and agrees (on its behalf and on behalf of its Affiliates and Representatives) that this Section 2.5 shall not limit BPE’s right to rely on the representations set forth in the Securities Purchase Agreement.

Section 2.6 Transfers Not Effected at the Asset Transfer Closing. To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement to be so transferred, conveyed, accepted or assumed in connection with the Asset Transfer shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Asset Transfer Closing, to the extent not prohibited by the terms of such Asset or Liability or applicable Law, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.6 shall be treated by the Parties for all purposes as if it had occurred at the Deemed Separation Date, except as otherwise required by applicable Law or GAAP. The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.6 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.6, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the necessary funds.

Section 2.7 [Reserved]

Section 2.8 Termination of Inter-Group Agreements.

(a) SpinCo and each SpinCo Group Member, on the one hand, and Viamet and each Viamet Group Member, on the other hand, hereby terminate any and all Contracts, agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo or any SpinCo Group Member, on the one hand, and any Viamet Group Member, on the other hand (including, without limitation, the Contracts, agreements, arrangements, commitments and understandings set forth on Schedule 2.8(a)), which terminations shall be deemed effective as of the Deemed Separation Date. No such terminated Contract, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Deemed Separation Date. Except as otherwise set forth or described on Schedule 2.8(a), as of the Deemed Separation Date, (i) all intercompany accounts receivable of SpinCo or any SpinCo Group Member that are due from Viamet or any Viamet Group Member shall be offset by all intercompany accounts payable owed by SpinCo or any SpinCo Group Member to Viamet or any Viamet Group Member and (ii) the cash to be transferred from the Viamet Group to the SpinCo Group as a SpinCo Asset shall be increased by any net account receivable that is payable by Viamet to SpinCo after such offset (a “Net Receivable”) or decreased by any net account payable that is payable by SpinCo to Viamet after such offset (a “Net Payable”), as applicable, in accordance with the definition of Innocrin Net Working Capital. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following Contracts, agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement or any Ancillary Document (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Document to be entered into by either Party or any of their respective Group Members); (ii) any Contracts, agreements, arrangements, commitments or understandings set forth or described in Schedule 2.8(b)(ii); and (iii) any Contracts, agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party.

Section 2.9 Bank Accounts.

(a) It is intended that SpinCo and Viamet will maintain separate bank accounts and separate cash management processes.

(b) As between Viamet and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the date hereof by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.10 Certain Matters Governed Exclusively by Ancillary Documents. Each of Viamet and SpinCo agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement, (i) the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters, including the existing equity plan with respect to employees and former employees of both the Viamet Group Members and the SpinCo Group Members (it being understood that any such Assets and Liabilities, as allocated pursuant to the Employee Matters Agreement, shall constitute SpinCo Assets, SpinCo Liabilities, Viamet Assets or Viamet Liabilities, as applicable, hereunder and shall be subject to ARTICLE 7 hereof), and (ii) the Transition Services Agreement shall exclusively govern all matters relating to the provision of the services identified therein to be provided by each Party to the other on a transitional basis following the Distribution.

Section 2.11 Post-Closing Adjustment.

(a) Within sixty (60) days following the Closing Date, Viamet shall prepare and deliver to SpinCo a preliminary calculation of the Cash Amount (the “Preliminary Cash Amount”). On the thirtieth (30th) day following the delivery of the calculation of the Preliminary Cash Amount to SpinCo (the “Objection Deadline Date”), the Preliminary Cash Amount shall be deemed to be the final Cash Amount (and shall, for purposes of this Agreement, be deemed to be final and binding on the Parties) unless, prior to the Objection Deadline Date, SpinCo shall have delivered to Viamet a notice (the “Objection Notice”) describing in reasonable detail its objections to the Preliminary Cash Amount calculation (including reasonable detail regarding the item or items in dispute, a statement of the amount of each adjustment that SpinCo believes should be made to the Preliminary Cash Amount calculation and copies of any books and records supporting such statement). Any items in the Preliminary Cash Amount calculation that are not objected to in the Objection Notice shall be deemed to be final and binding on the Parties. The objections described in any Objection Notice timely delivered pursuant to this Section 2.11(a) shall be resolved as follows:

(i) Viamet and SpinCo shall each cooperate in good faith to resolve any such objections and any such resolution shall be final and binding on all Parties. If Viamet and SpinCo do not resolve all such objections within thirty (30) days after Viamet’s receipt of the Objection Notice (the “Objection Date”), then either Viamet or SpinCo may, within ten (10) business days after the Objection Date, submit the Unresolved Objections to the Neutral Accountant. Viamet and SpinCo shall direct the Neutral Accountant to, within thirty (30) days following such submission, resolve the Unresolved Objections and such resolution shall be final and binding on all Parties. If neither Viamet nor SpinCo submits such Unresolved Objections to the Neutral Accountant within ten (10) days after the Objection Date, the Preliminary Cash Amount calculation prepared by Viamet shall be the final Cash Amount and shall, for purposes of this Agreement, be deemed to be final and binding on the Parties.

(ii) Each of Viamet and SpinCo shall submit to the Neutral Accountant (with a copy delivered to the other on the same day), within ten (10) days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Viamet and SpinCo may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other on the same day), within twenty (20) days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other Party. Unless requested by the Neutral Accountant in writing, no Party may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(iii) Within thirty (30) days after the date of its engagement hereunder, the Neutral Accountant shall issue a written memorandum which shall include a revised calculation of the Cash Amount, comprised of the Preliminary Cash Amount calculation as adjusted (A) pursuant to any resolutions to objections agreed upon by Viamet and SpinCo and (B) pursuant to the Neutral Accountant’s resolution of the Unresolved Objections (provided that the Neutral Accountant’s resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by Viamet in the Preliminary Cash Amount calculation and by SpinCo in its Objection Notice). The Neutral Accountant shall review only those matters specified in the Unresolved Objections and shall make no changes to the Preliminary Cash Amount calculation except as are required to resolve the Unresolved Objections. The Cash Amount calculation provided by the Neutral Accountant pursuant to this Section 2.11(a)(iii) shall be deemed to be the final Cash Amount and shall, for purposes of this Agreement, be deemed to be final and binding on the Parties hereto.

(iv) The final Cash Amount, as determined in accordance with this Section 2.11(a), including the resolution by the Neutral Accountant of any Unresolved Objections, shall, for purposes of this Agreement, be final and binding upon the Parties. The Parties agree that the procedure set forth in this Section 2.11(a) for resolving disputes with respect to the Preliminary Cash Amount calculation shall (notwithstanding anything to the contrary contained in this Agreement) be the sole and exclusive method for resolving any such disputes. The Neutral Accountant’s determination may be enforced in any court of competent jurisdiction, but, absent manifest error on the part of the Neutral Accountant, the substance of the Neutral Accountant’s determination shall not be subject to review through Section 8.2 or otherwise. In performing its duties specified in this Section 2.11, the Neutral Accountant shall act as an expert and not an arbitrator.

(v) The costs and fees related to such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement, will be paid by Viamet and SpinCo on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of Viamet and SpinCo (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to Viamet and $25,000 to SpinCo, then Viamet will be responsible for 25%, and SpinCo will be responsible for 75%, of the costs and fees of the Neutral Accountant).

(b) If the Estimated Cash Amount exceeds the final Cash Amount, SpinCo shall pay to Viamet the amount of such excess. If the final Closing Balance exceeds the Estimated Cash Amount, Viamet shall pay to SpinCo the amount of such excess.

(c) Any amounts due to be paid by one or more Parties pursuant to Section 2.11(b) shall be paid by the relevant Party or Parties by wire transfer of immediately available funds to an account specified in writing by the receiving party, on or prior to the fifth (5th) business day following the date on which the calculation of the Cash Amount becomes final and binding.

(d) Following Viamet’s delivery of the Preliminary Cash Amount to SpinCo until the final resolution of all disputes relating to the Preliminary Cash Amount and the Cash Amount, each of Viamet and SpinCo shall afford to the other party and its Representatives, reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of such first party and its Affiliates to the extent relevant to the preparation or evaluation of the calculation of the Preliminary Cash Amount or the final Cash Amount; provided that such access shall not (i) unreasonably disrupt the normal operations of such first party or any of its Affiliates or (ii) include any access to (x) any books and records that are subject to the attorney-client, work-product or other privilege or (y) any working papers of any independent accountants unless and until customary confidentiality and hold harmless agreements relating to such access to working papers in form and substance reasonably acceptable to the disclosing party and such independent accountants have been executed and delivered.

ARTICLE 3

ACTIONS PENDING THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution. Subject to the conditions specified in Section 3.2 and subject to Section 4.1(c), Viamet and SpinCo shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions set forth in this Section 3.1.

(a) Viamet and SpinCo shall prepare and mail, prior to the Closing Date, to the Viamet Members, such information concerning SpinCo and the Distribution and such other matters as Viamet reasonably determines is necessary or desirable, including, without limitation, the information statement substantially in the form set forth on Exhibit H.

(b) SpinCo shall use reasonable best efforts to take all such action as may be necessary or desirable under applicable federal and state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution.

(c) Viamet and SpinCo shall, subject to Section 4.1(c), take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Closing Date.

Section 3.2 Conditions Precedent to Consummation of the Distribution. Subject to Section 4.1(c), as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Viamet, of the following conditions:

(a) The Viamet Board shall have authorized and approved the Separation and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of the SpinCo Shares to the Viamet Members.

(b) Viamet Members holding not less than 96% of the voting securities of Viamet (determined on an as converted basis) (and in any event each Viamet Member holding Preferred Shares) shall have authorized and approved the Separation and Distribution by executing the Written Consent of Members substantially in the form set forth as Exhibit I, and not withdrawn any such consent.

(c) Each Ancillary Document shall have been executed by each party thereto.

(d) The Contribution, the Asset Transfers, the Liability Assumptions and the Recapitalization shall have been completed.

(e) The Parties shall have obtained any Consents necessary to consummate the Distribution, including, without limitation, the Consents set forth on Schedule 3.2(e), which Consents shall be in full force and effect.

(f) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Viamet shall have occurred or failed to occur that prevents the consummation of the Distribution.

(g) The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted.

(h) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the Viamet Board, would result in the Distribution having a material adverse effect on Viamet or the Viamet Members.

(i) The SpinCo A&R LLC Agreement shall be in effect in substantially the form attached as Exhibit A.

The foregoing conditions are for the sole benefit of Viamet and shall not give rise to or create any duty on the part of Viamet or the Viamet Board to waive or not waive such conditions or in any way limit the right of Viamet to terminate this Agreement as set forth in Section 8.15 or alter the consequences of any such termination.

ARTICLE 4

THE DISTRIBUTION

Section 4.1 The Distribution.

(a) Subject to Section 4.1(c), each of Viamet and SpinCo shall use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution on the Closing Date. Viamet shall effect the Distribution by distributing the SpinCo Shares in accordance with the Viamet LLC Agreement by means of a distribution to the Viamet Members as of the Record Date as follows:

(i) holders of Viamet Series 1 Preferred Shares shall receive one SpinCo Series 1 Preferred Share on account of each Viamet Series 1 Preferred Share,

(ii) holders of Viamet Series 2 Preferred Shares shall receive one SpinCo Series 2 Preferred Share on account of each Viamet Series 2 Preferred Share,

(iii) holders of Viamet Series A Preferred Shares shall receive one SpinCo Series A Preferred Share on account of each Viamet Series A Preferred Share,

(iv) holders of Viamet Series B Preferred Shares shall receive one SpinCo Series B Preferred Share on account of each Viamet Series B Preferred Share,

(v) holders of Viamet Series C1 Preferred Shares shall receive one SpinCo Series C1 Preferred Share on account of each Viamet Series C1 Preferred Share,

(vi) holders of Viamet Series C2 Preferred Shares shall receive one SpinCo Series C2 Preferred Share on account of each Viamet Series C2 Preferred Share,

(vii) holders of Viamet Series C3 Preferred Shares shall receive one SpinCo Series C3 Preferred Shares on account of each Viamet Series C3 Preferred Share,

(viii) holders of Viamet Common A Shares shall receive one SpinCo Common A Share on account of each Viamet Common A Share,

(ix) holders of Viamet Common B Shares shall receive one SpinCo Common B Share on account of each Viamet Common B Shares, and

(x) holders of Viamet Common C Shares shall receive one SpinCo Common C Share on account of each Viamet Common C Share.

(b) The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date.

(c) To the extent any Viamet Common A Shares, Viamet Common B Shares or Viamet Common C Shares are subject to vesting, the SpinCo Shares received on account of such shares in the Distribution shall also be subject to vesting on substantially equivalent terms, including the same vesting schedule, provided that vesting shall not be subject to continued employment with Viamet if the holder will be an employee of SpinCo following the Spin-Off (but may be subject to such other vesting arrangements as are determined by the Board).

(d) SpinCo shall cooperate with Viamet in all respects to accomplish the Distribution and shall, at Viamet’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. For the avoidance of doubt, Viamet shall have the right not to complete the Distribution as set forth in Section 8.15.

Section 4.2 Certain Shareholder Matters.

(a) On or prior to the Distribution Date, Viamet shall deliver to SpinCo true, correct and complete copies of the stock and transfer records reflecting the Viamet Members entitled to receive SpinCo Shares in connection with the Distribution. On the Distribution Date or as soon as reasonably practicable thereafter, Viamet shall provide notice to each such holder or designated transferee(s) of such holder of the number of SpinCo Shares distributed to such holder in the Distribution. Viamet and SpinCo shall cooperate with each other in connection with all aspects of the Distribution and all other matters relating to the issuance of the SpinCo Shares to be distributed to the Viamet Members in connection with the Distribution.

(b) Effective immediately upon the Distribution, each Person that acquires a SpinCo Share in the Distribution shall be admitted as a member under the SpinCo A&R LLC Agreement and shall be treated as a “Member” for all purposes thereunder.

(c) From and after the Distribution, SpinCo shall regard each Person that acquires a SpinCo Share in the Distribution as the record holder of such SpinCo Shares without requiring any action on the part of such Person, until such time as such Person shall have duly transferred the SpinCo Shares received in the Distribution in accordance with applicable Law or any other applicable restrictions, including restrictions under the SpinCo A&R LLC Agreement. SpinCo agrees that, until any transfer of such SpinCo Shares is validly effected, each such holder shall be entitled to all rights and be subject to all obligations as a “Member” under the SpinCo A&R LLC Agreement, including the right to receive all distributions payable on, and exercise voting rights (if any) and all other rights and privileges with respect to, the SpinCo Shares then held by such holder in accordance with the SpinCo A&R LLC Agreement.

(d) Viamet shall be entitled to and shall deduct and withhold Taxes from the distribution of SpinCo Shares to Viamet Members pursuant to this Agreement as required by Law. Any amount that is so deducted and withheld shall be paid over to the applicable Governmental Authority, and any such amount so deducted, withheld and paid shall be deemed for purposes of this Agreement to have been distributed to the Person in respect of which such amount was so deducted and withheld.

(e) On or as soon as practicable after the Distribution Date, Viamet will mail to each Viamet Member a certificate representing the SpinCo Shares distributed to such holder.

ARTICLE 5

ACCESS TO INFORMATION; FINANCIAL STATEMENTS

Section 5.1 Restrictions on Disclosure of Information.

(a) Generally. Without limiting any rights or obligations under any other existing or future agreement between the Parties and any other members of their respective Group relating to confidentiality, for ten (10) years after the Distribution each Party shall, and each Party shall cause its respective Group Members and use its reasonable best efforts to cause its Representatives to, hold in confidence, with at least the same degree of care that applies to Viamet’s confidential and proprietary Information pursuant to policies in effect as of the Distribution Date, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Distribution or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each Party, its respective Group Members and its Representatives, may disclose such Information to the extent that such Party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the Parties and/or any of their respective Group Members relating to confidentiality, (ii) lawfully acquired from a third Person on a non-confidential basis or (iii) independently developed by, or on behalf of, such Party by Persons who do not have access to, or descriptions of, any such Information. Each Party shall maintain, and shall cause its respective Group Members and use its reasonable best efforts to cause its Representatives to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 5.1. Nothing in this ARTICLE 5 shall be deemed to limit either Party’s exercise of its rights under the License Agreements. Following the Distribution, each Party shall, upon the reasonable request and at the expense of the other Party, use commercially reasonable efforts to enforce any agreement between it and a third party providing for the confidential treatment or nondisclosure of the requesting Party’s confidential information, if and to the extent such requesting Party is unable to enforce such agreement directly.

(b) Disclosure of Third-Person Information. SpinCo acknowledges that it and other SpinCo Group Members may have in its or their possession confidential or proprietary Information of third Persons that was received under confidentiality or non-disclosure agreements with such third Persons while part of Viamet. SpinCo shall, and SpinCo shall cause its respective Group Members and use its reasonable best efforts to cause its and their respective Representatives to, hold in confidence the confidential and proprietary Information of third Persons to which any SpinCo Group Member has access, in accordance with the terms of any agreements entered into prior to the Distribution between Viamet Group Members (whether acting through, on behalf of, or in connection with, the SpinCo Business) and such third Persons.

Section 5.2 Protective Arrangements. If either Party or any of its respective Group Members or Representatives becomes required to or has received a request to make a Required Disclosure of any Information that it is otherwise obligated to hold in confidence pursuant to Section 5.1, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of such other Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other Party. If such protective arrangements are not obtained, or if the other Party waives compliance with this Section 5.2, the Party that is (or whose Group Members are) required or requested to make such Required Disclosure shall (a) disclose only that portion of the Information which its legal counsel advises it is legally required to disclose and (b) promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed. Notwithstanding the foregoing, a Party or its respective Group Members may make any public disclosure it believes in good faith is required by applicable securities laws, regulations or stock market rules, provided that such Party or Group Member uses reasonable efforts to advise the other Party of such disclosure and provide the other Party with a copy of the proposed disclosure prior to making the disclosure.

Section 5.3 Provision of Corporate Records; Access to Information.

(a) As soon as practicable following the date hereof, to the extent not effectuated prior to the date hereof and subject to the provisions of this Section 5.3(a), Viamet and SpinCo shall transition (i) to SpinCo all SpinCo Books and Records in the possession of any Viamet Group Member, and (ii) to Viamet all Viamet Books and Records in the possession of any SpinCo Group Member. Each Party may retain copies of books and records delivered to the other, subject to such Party’s compliance with confidentiality obligations set forth in Section 5.1 with respect to the Information contained in such books and records.

(b) During the Retention Period, each Party shall cooperate with and afford, and shall cause its respective Group Members and use its reasonable best efforts to cause its Representatives to cooperate with and afford, to the other Party reasonable and timely access during normal business hours upon reasonable advance request to all Information (other than Information which is (i) protected from disclosure by the attorney-client privilege or work product doctrine, (ii) proprietary in nature, (iii) the subject of a confidentiality agreement between such Party and a third Person that prohibits disclosure to the other Party (provided, however, that if requested by the other Party, such Party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality agreement, it being understood that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third Person from whom any such waiver is sought), or (iv) prohibited from disclosure under applicable Law (any such Information described in the foregoing clauses (i) through (iv), “Restricted Information”)) owned by such Party or one of its Group Members or within such Party’s or any of its respective Group Member’s or Representative’s possession which is created prior to the Distribution Date and which relates to the requesting Party’s (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor (A) to comply with requirements imposed on the Requestor by any Law or Governmental Authority (including to make any Required Disclosure), (B) for use in preparation for or the prosecution or defense of any Action (except for any Action between the Parties or any of their respective Group Members), (C) to satisfy audit, accounting, Tax or similar requirements, (D) to obtain insurance, or (E) to comply with the Requestor’s obligations under this Agreement or any Ancillary Document. As used in this Agreement, “access” shall mean the obligation of a Party in possession of Information (the “Possessor”) requested by the Requestor to exert reasonable best efforts to locate all requested Information that is owned and/or possessed by Possessor or any respective Group Members or Representatives. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information to the Requestor in the form reasonably requested by the Requestor. The Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor’s expense. In connection with providing Information pursuant to this Section 5.3, each Party shall, upon the request of the other Party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group Members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

(c) Any Information owned by one Group that is provided to a Requestor hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 5.4 Record Retention. During the Retention Period, SpinCo shall, and SpinCo shall cause each of the other SpinCo Group Members to, maintain a record retention policy with respect to Information owned by or in the possession of the SpinCo Group and which is created prior to the Distribution Date that is no less stringent than Viamet’s past practices prior to the Distribution Date. During the Retention Period, Viamet shall, and shall cause each of the other Viamet Group Members to, maintain a record retention policy with respect to Information owned by or in the possession of the Viamet Group and which is created prior to the Distribution Date that is no less stringent than Viamet’s past practices prior to the Distribution Date. Each Party shall, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other Party has the right to access pursuant to Section 5.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any Governmental Authority, (b) any litigation matter, (c) applicable Law, or (d) any Ancillary Document (as applicable, the “Retention Period”). If either Party wishes to dispose of any Information that it is obligated to retain under this Section 5.4 prior to the expiration of the Retention Period, then that Party shall first provide 45 days’ written notice to the other Party, and the other Party shall have the right, at its option but at the expense of the Party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within 90 days after the date of the notice provided pursuant to this Section 5.4. Written notice of intent to dispose of such Information shall include a description of the Information in detail sufficient to allow the other Party to reasonably assess its potential need to retain such materials.

Section 5.5 Production of Witnesses. After the Distribution, each Party shall use reasonable best efforts, and shall cause each of its respective Group Members to use reasonable best efforts, to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with preparing for, defending or prosecuting any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. In connection with any matter contemplated by this Section 5.5 or any Information provided under Section 5.3 for use in a litigation, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 5.6 Financial Statements and Accounting.

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for Viamet to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of Viamet), SpinCo shall use its reasonable best efforts to enable Viamet to meet its timetable for dissemination of its financial statements and to enable Viamet’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) SpinCo shall authorize and direct its auditors to make available to Viamet’s auditors, within a reasonable time prior to the date of Viamet’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers related to such annual audits and quarterly reviews, to enable Viamet’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Viamet’s auditors’ opinion or report and (ii) until all such audits are complete, SpinCo shall provide reasonable access during normal business hours for Viamet’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Viamet may conduct reasonable audits relating to the financial statements provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group. Notwithstanding the foregoing, this Section 5.6(a) shall not require either Party to provide the other Party with any Restricted Information.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Viamet shall use its reasonable best efforts to enable SpinCo to meet its timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Viamet shall authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Viamet and (y) work papers related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Viamet’s auditors as it relates to SpinCo’s auditors’ opinion or report and (ii) until all such audits are complete, Viamet shall provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Viamet and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Viamet and its Subsidiaries and (y) the officers and employees of Viamet and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Viamet and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Viamet Group. Notwithstanding the foregoing, this Section 5.6(b) shall not require either Party to provide the other Party with any Restricted Information.

Section 5.7 Reimbursement. Unless otherwise provided in this ARTICLE 5, each Party providing access to Information or witnesses to the other Party pursuant to Section 5.3, Section 5.4, Section 5.5 or Section 5.6 shall be entitled to receive from the receiving Party, reasonably promptly following the presentation of invoices therefor, payment for all reasonable costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.

Section 5.8 Other Agreements Regarding Access to Information. The rights and obligations of the Parties under this ARTICLE 5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Document.

Section 5.9 Limitations of Liability. Except as otherwise provided in ARTICLE 7, no Person shall have any Liability in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the Person providing such Information.

ARTICLE 6

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 6.1 Further Assurances. Subject to the terms and conditions set forth elsewhere in this Agreement and the Ancillary Documents:

(a) each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Contribution, the Separation, the Recapitalization, the Distribution and the other transactions contemplated hereby and by the Ancillary Documents, including using reasonable best efforts to, and, except to the extent restricted by Law, cooperating with the other Party to (i) obtain all Consents from any Governmental Authority or other third party necessary or advisable in connection with the consummation of the Contribution, the Separation, the Recapitalization, the Distribution and the other transactions contemplated hereby or by any Ancillary Document, (ii) avoid any Action by any Governmental Authority in connection with the consummation of the Contribution, the Separation, the Recapitalization, the Distribution and the other transactions contemplated hereby or by any Ancillary Document, and (iii) defend any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed;

(b) at the request and expense of SpinCo, Viamet shall execute and deliver, and shall cause applicable Viamet Group Members to execute and deliver, to SpinCo and/or applicable SpinCo Group Members such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as SpinCo may reasonably deem necessary or desirable in order to (i) transfer, convey and assign to SpinCo and the other SpinCo

Group Members, as applicable, the SpinCo Assets, (ii) put SpinCo and the other SpinCo Group Members, as applicable, in actual possession and operating control thereof and (iii) permit SpinCo and the other SpinCo Group Members, as applicable, to exercise all rights with respect thereto;

(c) at the request and expense of Viamet, SpinCo shall execute and deliver, and shall cause applicable SpinCo Group Members to execute and deliver, to Viamet and/or applicable Viamet Group Members such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as Viamet may reasonably deem necessary or desirable in order to (i) transfer, convey and assign to Viamet and the other Viamet Group Members, as applicable, the Viamet Assets, (ii) put Viamet and the other Viamet Group Members, as applicable, in actual possession and operating control thereof and (iii) permit Viamet and the other Viamet Group Members, as applicable, to exercise all rights with respect thereto;

(d) at the request and expense of Viamet, SpinCo shall execute and deliver, and shall cause the applicable SpinCo Group Members to execute and deliver, to Viamet and any applicable Viamet Group Members all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Viamet may reasonably deem necessary or desirable in order to ensure that SpinCo and the other SpinCo Group Members fully and unconditionally assume and discharge the SpinCo Liabilities as contemplated under this Agreement, the Ancillary Documents or any document in connection herewith or therewith; and

(e) at the request and expense of SpinCo, Viamet shall execute and deliver, and shall cause the applicable Viamet Group Members to execute and deliver, to SpinCo and any applicable SpinCo Group Members all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as SpinCo may reasonably deem necessary or desirable in order to ensure that Viamet and the other Viamet Group Members fully and unconditionally assume and discharge the Viamet Liabilities as contemplated under this Agreement, the Ancillary Documents or any document in connection herewith or therewith.

Section 6.2 Performance. Viamet shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Document to be performed by any Viamet Group Member. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Document to be performed by any SpinCo Group Member. Each Party further agrees that it shall cause its other Group Members not to take any action or fail to take any action inconsistent with such Party’s obligations under this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby.

Section 6.3 Insurance Matters. SpinCo acknowledges and agrees that from and after the Distribution Date (a) no Viamet Group Member shall purchase or maintain, or cause to be purchased or maintained, any insurance policy for the protection of SpinCo or any SpinCo Group Member or any of their respective directors and officers, and (b) the SpinCo Group shall purchase insurance coverage sufficient to protect its interests.

Section 6.4 Signs; Use of Names. After the Distribution, without the prior written consent of the other Party, (a) no SpinCo Group Member shall use or display any Trademarks owned by or licensed to any Viamet Group Member that have not been assigned or licensed to such SpinCo Group Member, and (b) no Viamet Group Member shall use or display any Trademarks owned by or licensed to any SpinCo Group Member that have not been assigned or licensed to such Viamet Group Member; provided, that notwithstanding the foregoing, nothing contained in this Agreement shall (x) prevent either Party from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s shareholders or members or any other communication in any medium that describes the relationship between the Parties or the respective businesses of the Parties, including materials distributed to employees relating to the transition of employee benefit plans and materials used in connection with any Post-Distribution Financing or (y) require the amendment of any agreement or other legal instrument bearing the former name of Innocrin.

Section 6.5 Indemnification of SpinCo Officers and Directors. From the Distribution Date until the sixth anniversary of the Distribution Date, SpinCo shall fulfill and honor in all respects its obligations pursuant to its constitutive documents or other agreements providing for the indemnification, advancement of expenses and exculpation from liability of each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Distribution Date, a director or officer of SpinCo or any of its Subsidiaries, but only to the extent not fully covered by insurance maintained and paid for by SpinCo, it being intended that an insurer who would otherwise be obligated to pay any such claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. SpinCo represents that it has taken appropriate steps to secure directors’ and officers’ insurance coverage for itself, its Subsidiaries and each of their directors and officers effective as of the Distribution Date.

Section 6.6 Agreement Not to Compete; Agreement Not to Hire.

(a) SpinCo hereby agrees that, effective as of the Distribution, no SpinCo Group Member nor any Person that SpinCo controls (which, for the avoidance of doubt, shall not include any Viamet Group Member) shall, anywhere in the world, directly or indirectly, engage in the research, discovery, development or commercialization of any pharmaceutical compound or product (1) acting as an inhibitor of lanosterol demethylase (also referred to as CYP51) or (2) for use in the treatment, amelioration, diagnosis, management or prevention of any fungus based disease, mycoses or disorder, in each of clauses (1) and (2) in any manner, including as a partner, investor (other than a passive investor in less than three percent (3%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, licensor, creditor, or otherwise (such activities, “Competitive Activities”), until 3 years after the Distribution; provided, however, that this Section 6.6(a) shall not prohibit or restrict (x) the continuation of Competitive Activities by a Person acquiring SpinCo or substantially all the assets constituting the SpinCo Business to the extent such Competitive Activities were conducted by such Person prior to such acquisition and (y) the development of agricultural fungicides (and not, for the avoidance of doubt, any human application of any such compounds) under the DAS Agreement.

(b) SpinCo hereby agrees that, effective as of the Distribution and for a period of two (2) years thereafter, no SpinCo Group Member nor any Person (which, for the avoidance of doubt, shall not include any Viamet Group Member) shall, directly or indirectly, solicit for employment or hire any employee, agent or independent contractor of any Viamet Group Member (including, without limitation, any Transferred Employees), or induce, or attempt to induce, any employee, agent or independent contractor of any Viamet Group Member (including, without limitation, any Transferred Employees) to terminate such relationship with any Viamet Group Member; provided, however, that the following shall not be deemed to be a breach of this Section 6.6(b): the placement of general advertisements or conducting general employment solicitations (including via a search firm inquiry) that may be targeted to a particular geographic or technical area but that are not specifically targeted toward the Transferred Employees or other employees of any Viamet Group Member.

(c) SpinCo acknowledges that the restrictions contained in Section 6.6 are reasonable and properly required for the adequate protection of the interest of Viamet in the Viamet Business. If any such restriction is deemed to be unreasonable by a court of competent jurisdiction, the parties shall submit to the reduction of such restrictions to such activities, geographical scope, or time period as such court shall deem reasonable.

ARTICLE 7

INDEMNIFICATION; MUTUAL RELEASE

Section 7.1 Indemnification by SpinCo Group. Subject to the provisions hereof, SpinCo shall, and shall cause each other entity in the SpinCo Group immediately after the Distribution to, jointly and severally, indemnify, defend and hold harmless each Viamet Group Member, each of their respective past and present Affiliates, directors, officers, employees and other Representatives, and each of their respective permitted successors and assigns (collectively, the “Viamet Indemnified Parties”) from and against any and all Damages incurred or suffered by the Viamet Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, at or following the Distribution:

(a) any SpinCo Liability, including the failure of SpinCo or any other SpinCo Group Member or any other Person to pay, perform or otherwise properly discharge any of the SpinCo Liabilities in accordance with their respective terms;

(b) any breach by SpinCo or any SpinCo Group Member of this Agreement or any Ancillary Document;

(c) any breach by SpinCo of any of the representations and warranties made by SpinCo on behalf of itself and the SpinCo Group Members in Section 8.13.

Notwithstanding anything to the contrary herein, in no event will any Viamet Indemnified Party have the right to seek indemnification from any SpinCo Group Member with respect to any claim or demand against any Person in the Viamet Group for satisfaction of any of the Viamet Liabilities.

Section 7.2 Indemnification by Viamet Group. Subject to the provisions hereof, Viamet shall, and shall cause each other entity in the Viamet Group immediately after the

Distribution to, jointly and severally, indemnify, defend and hold harmless each SpinCo Group Member, each of their respective past and present directors, officers and employees, and each of their respective permitted successors and assigns (collectively, the “SpinCo Indemnified Parties”) from and against any and all Damages incurred or suffered by the SpinCo Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, at or following the Distribution:

(a) any Viamet Liability, including the failure of Viamet or any other Viamet Group Member or any other Person to pay, perform or otherwise properly discharge any of the Viamet Liabilities in accordance with their respective terms;

(b) any Indemnified Tax Liability;

(c) any breach by Viamet or any Viamet Group Member of this Agreement or any Ancillary Document; and

(d) any breach by Viamet of any of the representations and warranties made by Viamet on behalf of itself and the Viamet Group Members in Section 8.13.

Notwithstanding anything to the contrary herein, in no event will any SpinCo Indemnified Party have the right to seek indemnification from any Viamet Group Member with respect to any claim or demand against any Person in the SpinCo Group for satisfaction of any of the SpinCo Liabilities.

Section 7.3 Claim Procedure.

(a) Claim Notice. A Person that seeks indemnity under this ARTICLE 7 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the Parties or from Third-Party Claims. With respect to matters solely between the Parties, the Claim Notice must contain (i) a description and, to the extent known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay or deficiency or the amount of any associated Damages is increased by such delay or deficiency.

(b) Response to Notice of Claim. Within 30 days after delivery of a Claim Notice with respect to a matter solely between the Parties, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount.

(c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, such dispute shall be subject to Section 8.2. Upon ultimate resolution thereof, the Parties shall take such actions as are reasonably necessary to comply therewith.

(d) Third-Party Claims.

(i) In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (any such claim or Action, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this ARTICLE 7, the Indemnified Party shall give written notification to the Indemnifying Party of the Third-Party Claim. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Third-Party Claim, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages (to the extent they can be reasonably estimated by the Indemnified Party based on available information); provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay or deficiency or to the extent the amount of any associated Damages is increased by such delay or deficiency. If, and for so long as, (A) the Indemnifying Party notifies the Indemnified Party as soon as practicable, but in no event later than 30 days, after delivery of such notification that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third-Party Claim, and (B) the Third-Party Claim (I) does not involve criminal liability or any admission of wrongdoing, (II) does not seek equitable relief or any other material non-monetary remedy against the Indemnified Party, (III) does not involve a claim which the Indemnified Party reasonably believes would have a material and adverse effect on the Indemnified Party’s business or (IV) is not one in which the Indemnifying Party is also a party and, in the opinion of the Indemnified Party’s outside counsel, joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third-Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by the Indemnifying Party to a final conclusion. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense and is hereby authorized (but not obligated) prior to and during such period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(ii) The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon advice of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of one additional counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. Subject to receiving a confidentiality undertaking from the Controlling Party and any redactions that the Non-controlling Party determines are advisable for purposes of maintaining privilege, the Non-controlling Party shall furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (A) such settlement involves only the payment of monetary damages and the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party and its Affiliates from further Liability and (C) such settlement involves no admission of wrongdoing by the Indemnified Party or its Affiliates. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.4 Survival; Limitations.

(a) All covenants and agreements of the Parties contained in this Agreement shall survive each of the Contribution, the Separation, the Recapitalization and the Distribution. The rights and obligations of Viamet, SpinCo and each of their respective Indemnified Parties under this Agreement shall survive the sale, assignment or other transfer by any Party of any Assets, businesses or Liabilities, or the change of form or change of control of any Party.

(b) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any third Person (including amounts actually recovered under insurance policies) with respect to such Damages (net of all costs and expenses, including collection costs and any retention amounts or increases in premiums). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

(c) Unless otherwise required by applicable Law, the Parties agree that any indemnification payments made by one Party to another Party pursuant to this Agreement after the Distribution shall, to the extent permissible under applicable law, be treated for all Tax and financial accounting purposes as contributions or distributions, as appropriate, made immediately prior to the Distribution. If it is determined that the receipt or accrual of any indemnification payment is subject to Tax, such payment shall be increased so that the amount of such increased payment reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax deductions resulting from the payment of the applicable Damages that gave rise to such indemnification payment) shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

(d) Notwithstanding the joint and several indemnification obligations of each Group as set forth in Section 7.1 and Section 7.2, the Parties agree that the indemnification obligation of any Viamet Group Member or SpinCo Group Member, as applicable, for Damages shall be satisfied by a direct payment from Viamet or SpinCo, as applicable, to the other Party irrespective of which Group Member is found liable for Damages.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent the Employee Matters Agreement specifically provides indemnification with respect to certain employee-related SpinCo Liabilities, the Employee Matters Agreement shall govern with respect to that indemnification. To the extent indemnification is not provided in the Employee Matters Agreement, the indemnification terms of this Agreement shall govern.

(f) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, OR INCURS ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS AS A RESULT OF RESTRICTIONS OR LIMITATIONS IMPOSED ON AN INDEMNIFIED PARTY BY THE FDA AS A RESULT OF THE ACTS OR OMISSIONS OF (INCLUDING THE PROVISION OF ANY PRODUCT OR SERVICE BY) THE OTHER PARTY, SUCH DAMAGES SHALL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS Section 7.4(f).

(g) Notwithstanding a Party’s knowledge of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or any

Ancillary Document or any facts or circumstances potentially giving rise to a claim under this Agreement or any Ancillary Document (and regardless of how such Party shall have acquired such knowledge), such Party shall have the right to consummate the transactions provided for herein, and all of such Party’s rights and remedies shall be preserved without regard to its knowledge of such information.

(h) Notwithstanding anything herein to the contrary, in no event shall any Indemnified Party be entitled to receive payment of Damages under this Agreement to the extent that such Indemnified Party has received payments in respect of such Damages pursuant to any rights to indemnification or otherwise under any Ancillary Documents.

Section 7.5 Release of Pre-Closing Claims.

(a) Except as provided in Section 7.2 and Section 7.5(c), effective as of the Distribution, SpinCo does hereby, for itself and for each other SpinCo Group Member as of the Distribution, release and forever discharge each Viamet Group Member, and all Persons who at any time prior to the Distribution have been shareholders, directors, officers, managers, members or agents of any Viamet Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case at or before the Distribution, including in connection with the transactions and all other activities to implement the Contribution, the Separation and the Recapitalization.

(b) Except as provided in Section 7.1 and Section 7.5(c), effective as of the Distribution, Viamet does hereby, for itself and for each other Viamet Group Member as of the Distribution, release and forever discharge each SpinCo Group Member, and all Persons who at any time prior to the Distribution have been shareholders, directors, officers, managers, members or agents of any SpinCo Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case at or before the Distribution, including in connection with the transactions and all other activities to implement the Contribution, the Separation and the Recapitalization.

(c) Nothing contained in Section 7.5(a) or Section 7.5(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedule thereto not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 7.5(a) or Section 7.5(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any Viamet Group Members or SpinCo Group Members that is specified in Section 2.8(b) or the applicable Schedule thereto as not to terminate as of the Separation Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Closing Date;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Document;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a Person in one Group from a Person in the other Group prior to the Closing Date;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a Person in one Group at the request or on behalf of a Person in the other Group;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this ARTICLE 7 and, if applicable, the appropriate provisions of the Ancillary Documents; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.5.

(d) SpinCo shall not, and shall not permit any other SpinCo Group Member to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Viamet Group Member, or any other Person released pursuant to Section 7.5(a), with respect to any Liabilities released pursuant to Section 7.5(a). Viamet shall not, and shall not permit any other Viamet Group Member to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against any SpinCo Group Member, or any other Person released pursuant to Section 7.5(b), with respect to any Liabilities released pursuant to Section 7.5(b).

(e) It is the intent of each of Viamet and SpinCo, by virtue of the provisions of this Section 7.5, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Closing Date, between or among any SpinCo Group Member, on the one hand, and any Viamet Group Member, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Closing Date), except as expressly set forth in Section 7.5(c). At any time, at the request of any other party, each party shall cause each Person in its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 7.6 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or related to this Agreement or any Ancillary Document, or the negotiation, execution or performance of this Agreement or such Ancillary Document (including any representation or warranty made in connection with this

Agreement or such Ancillary Document or as an inducement to enter into this Agreement or such Ancillary Document), may be made only against the Persons that are expressly identified as parties thereto. Except as provided for in Section 7.4, no Person who is not a named Party or is not named as a party to the applicable Ancillary Document, including any director, officer, employee, shareholder, member, Affiliate, agent or representative of any named Party or party to such Ancillary Document (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or such Ancillary Document or for any claim based on, in respect of, or by reason of this Agreement or such Ancillary Document or its negotiation or execution; and each Party waives and releases all such Liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 7.6.

Section 7.7 Contribution. If the indemnification provided for in this ARTICLE 7 is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 7.7 shall not apply) to an Indemnified Party in respect of any Damages referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Viamet Indemnified Parties, on the one hand, and the SpinCo Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Damages.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Governing Law. The internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of Laws of any jurisdiction other than those of the State of Delaware) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Ancillary Document, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 8.2 Jurisdiction. If any dispute, controversy or claim arises out of or in connection with this Agreement or any Ancillary Document, except as expressly contemplated by any Ancillary Document, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the state and federal courts in the State of North Carolina, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY. Either Party may make service on the other Party by sending or delivering a copy of the process to the other Party at the address and in the manner provided for the giving of notices in Section 8.3. Nothing in this Section 8.2, however, shall affect the right to serve legal process in any other manner permitted by Law.

Section 8.3 Notices. All notices and other communications under this Agreement or any Ancillary Document shall be in writing and shall be deemed duly delivered (a) four Business

Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.

If to Viamet:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: Robert Schotzinger

Facsimile: (919) 467-8540

If to Innocrin:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: William Moore

Facsimile: (919) 467-8540

If to SpinCo:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: William Moore

Facsimile: (919) 467-8540

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 8.4 Binding Effect and Assignment. This Agreement and each Ancillary Document binds and benefits the Parties and their respective permitted successors and assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Document without the written consent of the other Party and any assignment or attempted assignment in violation of the foregoing shall be null and void. Notwithstanding the preceding sentence, either Party may, upon written notice, assign this Agreement and the Ancillary Documents (other than the License Agreements, which can only be assigned in accordance with their terms) in connection with a merger transaction in which such Party is not the surviving entity or the sale of all or substantially all of its assets; provided that the surviving party or acquirer in such transaction agrees in writing to assume and be bound by all of such Party’s obligations hereunder.

Section 8.5 Severability. Any term or provision of this Agreement or any Ancillary Document that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Ancillary Document were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Document and to enforce specifically the terms and provisions of this Agreement or any Ancillary Document, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.7 Entire Agreement. This Agreement, together with the Ancillary Documents and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein and therein are superseded by this Agreement and the Ancillary Documents, as applicable. In the event of any conflict between (a) any provision in this Agreement, on the one hand, and (b) any specific provision in any Ancillary Document, on the other hand, pertaining to the subject matter of such Ancillary Document, the specific provisions in such Ancillary Document shall control over the provisions in this Agreement, as applicable.

Section 8.8 No Third-Party Beneficiaries.

(a) Except as expressly set forth in Section 8.8(b), (i) neither this Agreement nor any Ancillary Document is intended, or shall be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective Group Members, successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto or thereto and (ii) Viamet and SpinCo are the only members of their respective Groups entitled to commence any action, suit, proceeding or claim under this Agreement, and each Party shall cause its respective Group Members not to commence any such action, suit, proceeding or claim other than through such party. For the avoidance of doubt, if a SpinCo Indemnified Party or a Viamet Indemnified Party is entitled to indemnification under ARTICLE 7, SpinCo or Viamet (as the case may be) may bring a claim under ARTICLE 7 on behalf of such SpinCo Indemnified Party or Viamet Indemnified Party.

(b) Notwithstanding Section 8.8(a) or anything in this Agreement to the contrary, (i) Non-Party Affiliates are expressly intended as third party beneficiaries of, and may directly enforce, Section 7.6 and (ii) subject to Section 8.8(c), in the event that BPE purchases and continues to hold any Series D Preferred Shares of Viamet issued pursuant to the Securities Purchase Agreement, BPE will be an intended third party beneficiary of Sections 2.2, 2.6, 6.6, ARTICLE 7 (solely to the extent necessary to enforce an indemnification claim by a Viamet Indemnified Party that arises under Section 7.1(a) or Section 7.1(b) (but solely with respect to a breach of Section 2.2, 2.6, 6.6)), Section 8.6 and this Section 8.8 of this Agreement, and shall be entitled to enforce the rights of any and all Viamet Group Members under all said Sections of this Agreement, including, without limitation, any claim, cross-claim, counterclaim, right of set-off or any other claims or defenses which any Viamet Group Member may have under said Sections.

(c) The right of BPE as an intended third party beneficiary under Section 8.8(b) (ii) shall be subject to the following provisions: (i) at least thirty (30) days prior to the taking of any proposed action as a third party beneficiary, BPE shall provide to Viamet a notice describing the proposed action and the basis therefor, (ii) BPE may proceed with the proposed action only to the extent Viamet (or a Viamet Group Member) fails to take the proposed action itself within thirty (30) days after receipt of BPE’s notice or takes such action but subsequently abandons it or fails to diligently pursue it prior to resolution thereof and (iii) BPE may not exercise any such right after the third anniversary of the date of this Agreement.

Section 8.9 Counterparts and Signature. This Agreement may be executed in two counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 8.10 Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Document, following the Distribution, each Party will be responsible for its own fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

Section 8.11 Amendment. The Parties may amend this Agreement or any Ancillary Document only by a written agreement signed by the Party intended to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Ancillary Document, as applicable.

Section 8.12 Waiver. The Parties may waive a provision of this Agreement or an Ancillary Document only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement or any Ancillary Document is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.

Section 8.13 Authority. Each of the Parties represents to the other on behalf of itself and each of its other Group Members that (a) it and its Group Members have the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which they are a party by it and its Group Members have been duly authorized by all necessary corporate or other action, (c) it and its Group Members have duly and validly executed and delivered this Agreement and each of the Ancillary Documents to which they are a party, and (d) this Agreement and each of the Ancillary Documents to which they are a party is a valid and binding obligation, enforceable against it or its applicable Group Member in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equitable principles.

Section 8.14 Construction of Agreement.

(a) The captions, titles and headings, and table of contents, included in this Agreement and the Ancillary Documents are for convenience only, and do not affect this Agreement’s or such Ancillary Documents’ construction or interpretation. When a reference is made in this Agreement or any Ancillary Document to an Article or a Section, exhibit or schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement or such Ancillary Document, as applicable, unless otherwise indicated.

(b) When used in this Agreement or any Ancillary Document, the words “including,” “includes,” or “include” shall be deemed to be followed by the phrase “without limitation.”

(c) Any reference in this Agreement or any Ancillary Document to the singular includes the plural where appropriate. Any reference in this Agreement or any Ancillary Document to the masculine, feminine or neuter gender includes the other genders where appropriate. Any reference in this Agreement or any Ancillary Document to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement. For purposes of this Agreement, after the Distribution the SpinCo Business shall be deemed to be the business of SpinCo and the SpinCo Group, and all references made in this Agreement to SpinCo as a party which operates as of a time following the Distribution, shall be deemed to refer to all SpinCo Group Members as a single party where appropriate.

(d) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(e) Unless otherwise expressly provided, wherever the consent of a Party is required or permitted herein, such consent may be withheld in such Party’s sole and absolute discretion.

Section 8.15 Termination. This Agreement may be terminated at any time prior to the Distribution by (and in the sole discretion of) Viamet without the approval of SpinCo. In the event of a termination of this Agreement pursuant to the foregoing sentence, neither Party shall have any liability of any kind to the other Party under this Agreement.

(This space intentionally left blank)

IN WITNESS WHEREOF, each of Viamet, SpinCo and Innocrin has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

VIAMET PHARMACEUTICALS HOLDINGS, LLC a Delaware limited liability company		INNOCRIN PHARMACEUTICALS HOLDINGS, LLC a Delaware limited liability company

By:	/s/ Robert T. Schotzinger	By:	/s/ William Moore

Name:	Robert T. Schotzinger	Name:	William Moore

Title:	President and CEO	Title:	President and CEO

INNOCRIN PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ William Moore

Name:	William Moore

Title:	President and CEO

Solely with respect to Sections 2.2, 2.6, 6.6, ARTICLE 7, Section 8.6 and Section 8.8 of this Agreement (under the circumstances specified in Section 8.8 hereof):

BPE J1 LIMITED A Jersey private limited company

By:	/s/ John Given

Name:	John Given

Title:	Director

[Signature Page to Separation and Distribution Agreement]